SP Investments Management, LLC

CODE OF ETHICS

Policy on Personal Securities Transactions

and Insider Information

Effective as of: June 28, 2013

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1.           Code of Ethics

SP Investments Management, LLC (“SPIM”), a registered investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), adopts this Code of Ethics and Policy on Personal Securities Transactions and Insider Information (the “Code”). Definitions of underlined terms are included in Exhibit A.

The Code is applicable to all employees, directors, members, managers and officers of SPIM and persons associated with SPIM’s affiliates who have access to nonpublic information regarding SPIM investments or transactions (each, an “Access Person”).

SPIM is committed to maintaining ethical standards in connection with the management of its business. The Code reflects SPIM’s views on dishonesty, self-dealing, conflicts of interest and trading on material, non-public information. Each Access Person is required to read the Code annually and to certify that he or she has complied with its provisions and with the reporting requirements. Acknowledgement of and compliance with the Code are conditions of initial and continued employment.

This Code covers all activities of SPIM and its Access Persons. Certain additional ethical, fiduciary and regulatory obligations may apply to SPIM and its Access Persons with respect to SPIM’s role as the investment adviser to a Registered Fund. Those additional obligations are set forth in compliance policies and procedures applicable to that Registered Fund. Access Persons whose duties relate to a Registered Fund must be familiar with and fulfill their additional obligations under the compliance policies and procedures applicable to that Fund.

Any Access Person who has a question regarding the applicability of the Code or the related prohibitions, restrictions and procedures or the propriety of any action, is urged to contact Kevin Moss, SPIM’s Chief Compliance Officer.

1.1.         Access Person

Because all employees of SPIM may at some time have access to or obtain investment information, SPIM designates all of its employees as Access Persons subject to the requirements of the Code.

As an Access Person, you are required to report quarterly all transactions in any securities in which you have any direct or indirect beneficial ownership. The term beneficial ownership generally includes not only the securities that you purchase or sell for your own account, but also securities purchased or sold by any family members in your household.

Notwithstanding the foregoing, you will not be required to make a report with respect to transactions effected for, and securities held in, any account over which neither you nor any family member has any direct or indirect influence or control.

1.2.        Standards of Business Conduct

▪	Access Persons must always place the interests of SPIM’s clients first.

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▪	Access Persons must avoid actions or activities that allow (or appear to allow) them or their family members to profit or benefit from their relationships with SPIM or its clients, or that bring into question their independence or judgment.

▪	Access Persons must report any violations of this Code of Ethics promptly to the Chief Compliance Officer.

▪	Access Persons must always act in accordance with all applicable federal securities laws and regulations and other applicable laws and regulations.

▪	Access Persons cannot, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any SPIM client:

▪	employ any device, scheme or artifice to defraud;

▪	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

▪	engage in any act, practice or course of business which would operate as a fraud or deceit; or

▪	engage in any manipulative practice.

▪	Access Persons cannot engage in any trading practices that create a conflict of interest with any SPIM client or SPIM-advised fund investor or the appearance of such a conflict.

▪	Access Persons cannot cause or attempt to cause any SPIM client to purchase, sell, or hold any security in a manner calculated to create any personal benefit to the Access Person. No Access Person shall recommend any securities transactions for a SPIM client without having disclosed (to the Chief Compliance Officer) his or her interest, if any, in such securities or the issuer thereof, including, without limitation:

▪	his or her direct or indirect beneficial ownership of any securities of such issuer;

▪	any position with such issuer or its affiliates; and

▪	any present or proposed business or consulting relationship between such issuer or its affiliates and the Access Person or any party in which the Access Person has a significant interest.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with its specific provisions will not shield an Access Person from liability for personal trading or other conduct that violates a fiduciary duty to SPIM’s clients.

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2.           Personal Securities Transactions

The personal transactions and investment activities of employees of investment advisory firms are the subject of various federal securities laws, rules and regulations. Access Persons must conduct all personal securities transactions in a manner that avoids a conflict between their personal interests and those of SPIM and its clients. When Access Persons invest for their own accounts, conflicts of interest may arise between SPIM clients’ and the Access Person’s interests. The conflicts may include:

▪	Taking an investment opportunity that would be suitable for a SPIM client for an Access Person’s own portfolio;

▪	Front running, which may be an Access Person trading before making SPIM client transactions; or

▪	Taking advantage of information or using SPIM client portfolio assets to have an effect on the market that may be used to the Access Person’s benefit.

Personal Trading

Subject to the provisions of this Code, Access Persons may invest in securities in order to achieve long-term personal financial goals. SPIM reserves the right to require Access Persons to liquidate holdings in, to close, or to refrain from conducting unspecified transactions in, a securities, commodities, swaps, or futures account at any broker, dealer, bank, fund, or investment adviser if SPIM concludes in its sole discretion that an account, holding, or transaction creates a violation of applicable law, a conflict of interest with SPIM clients or SPIM-advised fund investors, or an appearance of either.

Access Persons must not take any action, including, but not limited to, the purchase or sale of securities, options, swaps, commodities or futures contracts for any Access Person or related account, that could cause the appearance of unfair or improper action.

2.1.         Personal Securities Transactions Reporting Requirements

Initial and Annual Holdings Reports: All Access Persons are required to report brokerage accounts and holdings in securities in which the Access Person has any direct or indirect beneficial ownership within 10 days of employment, with information current as of a date no more than 45 days prior to employment, and annually thereafter. Annual reports must be submitted by February 14 of each year and the information contained in an annual report must be current as of December 31 of the prior year. The holdings report must contain the following:

a)	Title, type and exchange ticker symbol or CUSIP number;

b)	number of shares or principal amount of the security involved;

c)	type of security;

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d)	name of the broker-dealer, bank, or other institution that maintained the account; and

e)	the date the report is submitted by the Access Person.

Quarterly Transactions Reports: SPIM requires that all Access Persons report on a quarterly basis any transaction in a security over which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership. An Access Person’s brokerage account statement may be submitted in lieu of a separate transaction report so long as it provides the information listed below, and Access Persons shall direct their brokers to forward duplicate statements and confirmations of any transactions in securities to the Chief Compliance Officer. However, any private securities (e.g., hedge fund interests) not listed on such statement must be disclosed separately. A record of every transaction in a security is required with the following information to be maintained:

a)	title and exchange ticker symbol or CUSIP number;

b)	number of shares or principal amount of the security involved;

c)	interest rate and maturity date (if applicable);

d)	date of the transaction;

e)	nature of the transaction (purchase or sale);

f)	price at which the trade was effected;

g)	name of the broker-dealer, bank, or other institution that executed the transaction; and

h)	the date the report is submitted by the Access Person.

In addition, if during the quarter an Access Person or Related Person establishes a new account in which any securities are held for the Access Person’s beneficial ownership, the Access Person must provide the following information as part of his her quarterly report:

a)	name of the broker-dealer or bank with whom the Access Person or Related Person established the account;

b)	the date the account was established; and

c)	the date the report is submitted by the Access Person.

In addition, the Access Person should endeavor to promptly notify the Compliance Officer about the opening of such new account.

401(k) Transactions: You are required to report exchanges and transfers within your 401(k) plan, but not automatic investments.

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The attached form should be used to record quarterly transaction information. It is required by federal law to be submitted not later than 30 days after the quarter in which effected. If the thirtieth day falls on a weekend or a holiday, the report is due the business day immediately preceding this deadline. Please forward the report to the Chief Compliance Officer. If there are no activities for the quarter, a report indicating such is still required.

Exceptions to Reporting

(1)         You are not required to detail or list the following items on your initial and annual holdings reports and quarterly transactions reports:

(A)         Purchases or sales effected for any account over which you have no direct or indirect influence or control;

(B)         Transactions effected pursuant to an automatic investment plan; and

(C)         Purchases or sales of any of the following securities:

o	Direct obligations of the U.S. government;

o	Banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

o	shares issued by money market funds, whether affiliated or non-affiliated; and

o	shares issued by open-end investment companies (e.g., “mutual funds”), other than shares of an affiliated fund, if any.

(2)         An Access Person need not submit a quarterly transactions report to SPIM if all the information in the report would duplicate information contained in brokerage account statements received by SPIM not later than 30 days after the quarter.

Acknowledgement and Certification: All Access Persons must sign this form (see Appendix I) on an annual basis to comply with SPIM’s policies and procedures. New employees must also furnish this on their date of hire.

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2.2.        Access Person Trade Restrictions

Each trade of an Access Person is subject to the following restrictions:

Pre-Approval of All Trading

No Access Person may participate in an Initial Public Offering or Limited Offering or purchase or sell a security, option, commodity or futures contract issued by or referencing an issuer on the Restricted List without the prior approval of the Chief Compliance Officer. The term security, however, excludes: direct obligations of the U.S. government; bankers’ acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements; shares issued by affiliated or unaffiliated money market funds; or shares issued by open-end investment companies, other than affiliated funds.

An Access Person may have a beneficial interest in a security, option, commodity or futures contract through a Related Person. Thus, any purchase or sale of a security, option, commodity or futures contract with respect to which an Access Person has a beneficial interest by a Related Person must also be pre-approved as discussed herein.

General Principles Regarding Approval of Trades

In determining whether a trade will be permitted, the Chief Compliance Officer will consider whether the proposed trade: creates any actual or perceived conflicts of interest, complies with federal and state securities and commodities laws and complies with the provisions of the Code.

SPIM has determined that certain trades will generally not be approved by the Chief Compliance Officer. These trades are as follows:

▪	Purchase or sale by an Access Person of any security that is being currently purchased or sold by a client;

▪	Purchase or sale by an Access Person of any security that has been purchased or sold by a client within the previous 24 hours; and

▪	Purchase or sale by an Access Person of any security that is being considered for purchase or sale on behalf of a client.

As used in this Code:

A security is being currently purchased or sold by a SPIM client (or any portfolio) from the time a purchase or sale program has been communicated to the person who places buy and sell orders for the SPIM client (or portfolio) until the program has been fully completed or terminated.

A security is being considered for purchase or sale on behalf of a SPIM client (or any portfolio advised by SPIM) when a security is identified as such by an investment adviser or sub-adviser to the SPIM client (or portfolio advised SPIM).

SPIM has also adopted certain guidelines that the Chief Compliance Officer will follow with respect to the approval of certain types of trades by Access Persons and Related Persons. The Chief Compliance Officer generally does not intend to approve any trade involving the purchase or sale of a security, option, swap, commodity or futures contract if:

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▪	The Access Person or Related Person is purchasing or selling the security, option, swap, commodity or futures contract on the basis of material confidential information or proprietary information;

▪	The Access Person or Related Person is aware that SPIM is effecting or proposing to effect a transaction for a client account in a security or other instrument of the same issuer; and

▪	The Access Person has purchased or sold a position in such security, option, commodity or futures contract within the past 30 days (unless the proposed purchase or sale with respect to such security, option, swap, commodity or futures contract is (1) based on unforeseen and compelling circumstances or (2) a so-called “tax-swap” transaction at year end).

The Chief Compliance Officer will maintain records with respect to each trade that is submitted by an Access Person for approval, include the date and time of such request, the Chief Compliance Officer’s decision with respect to such request and the Chief Compliance Officer’s basis for such decision. Any Access Person that does not submit a trade for pre-approval prior to the trade will be deemed to have violated this Code and may be subject to the penalties set forth in Section 5.2.

2.3.        Reporting Requirements

The following table summarizes some of the reporting requirements. Requirements regarding transactions in other types of securities may be confirmed with the Chief Compliance Officer.

Security Type	Quarterly Reporting

Corporate Debt Transactions	Yes

Equity Transactions	Yes

Direct Obligations of the U.S. Government	No

Money Market Funds	No

Municipal Bond	Yes

Short Term / Cash Equivalents	No

SPP / DRIPS* — automatic purchases	No

SPIM Funds or Other Limited Offerings	Yes

Mutual Funds (other than Affiliated Funds)	No

Affiliated Funds	Yes

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Security Type	Quarterly Reporting

Options	Yes

Security Futures	Yes

Security-Based Swaps	Yes

*Sales of stocks from SPP or DRIPs: Please notify the Chief Compliance Officer in writing of sale and include transactions in any reports.

2.4.        Confidentiality

SPIM will endeavor to keep all reports of personal securities transactions, holdings and any other information filed pursuant to this Code confidential. Access Persons’ reports and information submitted in connection with this Code will be kept in a locked filed cabinet, and access will be limited to appropriate SPIM personnel (Chief Compliance Officer and/or the Managing Member); provided, however, that such information also may be subject to review by legal counsel, government authorities, SPIM clients or others if required by law or court order or requested by a securities regulator or self-regulatory organization of competent jurisdiction.

2.5.        Additional Restrictions on Access Persons’ Personal Trading

The following are SPIM’s additional restrictions on Access Person personal trading (and the personal trading of Related Persons to the extent that such trading would result in an Access Person having or ceasing to have a beneficial interest in a security or other investment of the types described below):

Restricted Investments

Security Type	Purchase	Sale

Initial Public Offerings (IPOs) (An IPO is a corporation’s first offering of a security representing shares of the company to the public.)	PERMITTED – Subject to advance written approval by the Chief Compliance Officer	PERMITTED – Subject to advance written approval by the Chief Compliance Officer
Limited Offerings	PERMITTED – Subject to advance written approval by the Chief Compliance Officer	PERMITTED – Subject to advance written approval by the Chief Compliance Officer

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*Limited Offerings may include:

▪	A SPIM Fund;

▪	Transactions in securities, options, swaps, commodities or futures contracts that are not publicly offered or traded, including private placements and other offerings exempt from registration under the Securities Act of 1933;

▪	Participation in hedge funds, private equity funds, leveraged buy-out transactions, real estate offerings, private placements, and oil and gas partnerships or working interests;

▪	Acceptance of offers of options or shares by personnel who serve on boards of directors;

▪	Transactions involving real estate or agricultural land held for investment purposes, jointly in partnership with another person (other than family members);

▪	Investing in any other business, whether or not related to securities (e.g., fast-food franchises, restaurants, sports teams, etc.); and

▪	Owning stock or having, directly or indirectly, any financial interest in any other organization engaged in any advisory, securities, commodities, futures contracts or related business; provided, however, that approval is not required with regard to stock ownership or other financial interest in any such business that is publicly owned, unless a control relationship exists.

3.           Insider Information

The Advisers Act requires SPIM to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material, non-public information by its officers and employees. Among these policies and procedures are ones that restrict access to files likely to contain non-public information, that make employees aware of new and existing insider trading restrictions, that require restricting or monitoring trading in securities about which Access Persons might possess non-public information, and that require monitoring and reviewing trading for SPIM and Access Persons.

3.1.        Insider Transactions

SPIM considers information material if there is a substantial likelihood that a reasonable investor would consider it important in deciding how to invest or transact. Information is considered non-public when it has not been disseminated in a manner making it available to investors generally (such as through widely disseminated media reports, SEC filings, public reports, prospectuses or similar publications or sources). Information becomes public once it is publicly disseminated; limited disclosure does not make the information public (i.e., disclosure by an insider to a select group of persons).

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SPIM generally defines insider trading as the buying or selling of a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information. Insider trading is a violation of federal securities laws, punishable by a prison term and significant monetary fines for the individual and investment adviser.

▪	Tipping of material, non-public information is PROHIBITED. An Access Person may not tip a trade, either personally or on behalf of others, while in possession of such information.

▪	Front running involves trading ahead of a SPIM client order in the same security on the basis of non-public information regarding impending market transactions. Front running is PROHIBITED.

▪	Scalping is PROHIBITED. Scalping occurs when an Access Person purchases shares of a security for his/her own account prior to recommending/buying that security for SPIM clients and then immediately selling the shares at profit upon the rise in the market price following the recommendation/purchase.

3.2.        Use of Non-Public Information Regarding a Client

No Access Person shall:

▪	Disclose to any other person, except to the extent permitted by law or necessary to carry out his or her duties as an Access Person and as part of those duties, any non-public information regarding any SPIM client portfolio, including any security holdings or transactions of a SPIM client, any security recommendation made to a SPIM client, and any security transaction by or under consideration by or for a SPIM client, including information about actual or contemplated investment decisions.

▪	Use any non-public information in any way that might be contrary to, or in competition with, the interest of such SPIM client.

▪	Use any non-public information regarding any SPIM client in any way for personal gain.

SPIM may, in certain limited circumstances, disclose certain of the information discussed above to third parties, but such disclosure will only be made if permissible under applicable law and pursuant to confidentiality agreements with such third parties.

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4.           Gifts, Directorships and Regulatory Requirements

4.1.        Gifts

Background

The giving of business gifts is a customary way to strengthen business relationships. However, federal and state laws contain numerous restrictions on the giving and receiving of gifts, particularly with respect to officials of governments and government-approved investment funds. Apart from these legal restrictions, the giving and receiving of gifts can create the appearance of potential conflicts of interest. Accordingly, SPIM has adopted the following policy related to the giving and receiving of gifts.

General Guidelines

Access Persons must observe the following guidelines when giving or receiving gifts:

▪	All gifts, given or received, should be reasonable, customary and in accordance with normally accepted business practices;

▪	All gifts and/or entertainment, given or received, must be permitted by law and permitted by the third party’s own policies;

▪	Never offer or accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence decision-making;

▪	Never offer or accept extravagant or excessive gifts, travel, or entertainment to or from a current or prospective investor, consultant, third party marketer, or fund manager, regardless of whether SPIM has an investment relationship with such person or entity;

▪	Never offer or accept gifts of cash or cash equivalents;

▪	Never offer anything of value to a third party to influence or reward action;

▪	A business courtesy such as a gift or entertainment should never be offered or accepted under circumstances that might create the appearance of an impropriety; and

▪	Never offer or accept a gift if public disclosure of the gift would be embarrassing to SPIM or the third party.

Pre-approval.

The prior approval of the Chief Compliance Officer will be required with respect to the giving or receiving of any of the following categories of gifts: (i) any gift given to or received from a Government Official (defined to include any federal, state, local or foreign governmental entity, or an official, employee or agent of a governmental entity (including investment consultants representing a governmental entity, but excluding any lawful donation to a campaign for public office)), or (ii) any other gift that may be reasonably be seen as violating SPIM’s general policy with respect to gifts.

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Examples of Gifts.

The term “gifts” encompasses a wide range of gifts, benefits, compensation or consideration including, without limitation, tickets to sporting events, golf, theater events and concerts, plane tickets, clothing, watches and jewelry, sports equipment and memorabilia, food, alcohol and cash/gift cards. The term “gift” does not include any gifts, benefits, compensation or consideration given to or received from a personal acquaintance (who is not a Government Official) for reasons unrelated to an Access Person’s professional duties (such as housewarming, graduation or birthday gifts).

Reporting Requirements.

At the end of each quarter, all Access Persons are required to complete a report disclosing all gifts given and received by the Access Person for that quarter with a value of US$100.00 or more (measured per item, or, in the case of group dinners or tickets to sporting events and the like, measured per person). This report must be provided to the Chief Compliance Officer, who will maintain records of the same. The report must include following information:

▪	The Access Person’s name;
▪	The name of the persons who gave and received the gift and their employer (if not SPIM);
▪	A description of the gift;
▪	The date when the gift was received by the recipient;
▪	If the gift is an event, a list of attendees at the event;
▪	Estimated value of the gift;
▪	A description of all airfare that was part of the gift, including the use of a private jet;
▪	A description of all paid meals that were part of the gift;
▪	The estimated value of the meal;
▪	Whether the recipient reimbursed the giver of the gift and, if so, the amount of such reimbursement; and
▪	Documentation of any reimbursement.

In addition, each calendar quarter, each Access Person will be required to certify as to whether she or he has given or received any gift during the prior quarter that must be reported to the Chief Compliance Officer as set forth above.

4.2.        Outside Business Activities

In addition to restrictions placed on the personal trading and private investments of employees, each Access Person must obtain prior approval from the Chief Compliance Officer with respect to outside business activities that can reasonably be expected to cause actual or perceived conflicts of interest, that may violate applicable law and/or that may be harmful to SPIM’s or the Access Person’s reputation. Examples of activities that may require prior approval include full- or part-time service as an officer, director, partner, manager, consultant or employee of another business organization (including acting as a director of a company whose securities are publicly traded); agreements to provide financial advice (e.g., through service on a finance or investment committee) to a private, educational or charitable organization; and any agreement to be employed or accept compensation in any form (e.g., commission, salary, fee, bonus, contingent compensation, etc.) by a person or entity. Any such approval, if granted, may be given subject to restrictions or qualifications imposed by the Chief Compliance Officer and approval may be revoked at any time.

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Any outside business activities that do not require prior approval must nevertheless be reported to the Chief Compliance Officer as soon as practicable. The Chief Compliance Officer will maintain records with respect to the outside business activities of SPIM Access Persons.

4.3.        Antifraud Requirements

The Advisers Act prohibits SPIM from engaging in fraudulent, deceptive or manipulative conduct. As a fiduciary with respect to client assets, SPIM cannot engage in activities that would result in conflicts of interests (i.e., front-running or scalping) without disclosing and taking all steps necessary to mitigate any such conflicts.

5.           Enforcement of the Code

The Chief Compliance Officer has several responsibilities to fulfill in enforcing the Code. Some of these responsibilities are summarized below.

5.1.        Chief Compliance Officer’s Duties And Responsibilities

The Chief Compliance Officer:

▪	will provide each Access Person with a copy of the Code and any amendments thereto (and Access Persons must acknowledge in writing receipt of any such amendments);

▪	shall notify each person in writing who becomes an Access Person of SPIM and who is required to report under the Code of his or her reporting requirements no later than 10 business days before Initial Holdings Report is due;

▪	will, on a quarterly basis, review all reported personal securities transactions and other pertinent records submitted by Access Persons and compare, if appropriate, with each SPIM client’s completed portfolio transactions;

▪	will submit his or her own reports, as may be required pursuant to the Code, to the Managing Member who shall fulfill the duties of the Chief Compliance Officer with respect to the Chief Compliance Officer’s reports; and

▪	will submit those trades that require pre-approval, as may be required pursuant to the Code, to the Managing Member, who shall fulfill the duties of the Chief Compliance Officer with respect to the pre-approval of such trades.

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5.2.        Code Violations

If you violate the provisions of the Code, SPIM has the right to impose on you one or more of the following penalties as it may deem appropriate:

▪	censure you;

▪	notify your manager of the violation;

▪	suspend your authority to act on behalf of SPIM, if applicable;

▪	recommend specific sanctions, such as suspension from work for a period of time without pay, reductions in leave, elimination of your bonus, disgorgement of profits, imposition of fines and/or termination of employment at SPIM; and

▪	if appropriate, report such violation(s) to the U.S. Securities and Exchange Commission, other federal or state regulators and/or law enforcement authorities.

Note: Both the violation and any imposed sanction will be brought before the Managing Member.

5.3.        Annual Written Report to the Managing Member

At least annually, the Chief Compliance Officer will provide a written report to the Managing Member. The report must describe any material issue(s) that arose during the previous year under the Code or procedures related thereto, including any material Code or procedural violations, and any resulting sanction(s). If applicable, the report may discuss any changes that the Chief Compliance Officer believes should be made to the Code. The Chief Compliance Officer may report to the Managing Member more frequently as he or she deems necessary or appropriate, and shall do so as requested by the Managing Member.

5.4.        Effective Date of the Code

The Code is effective as of the date written on the cover page. The Code supersedes any prior versions of the Code.

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EXHIBIT A
Definitions

General Note

The definitions and terms used in the Code are intended to mean the same as they do under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and the other federal securities laws. If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in the Code is not defined, you should follow the definitions and meanings in the Advisers Act or other federal securities laws, as applicable.

Affiliated fund means any investment company registered under the Investment Company Act of 1940 (other than a money market fund) for which SPIM serves as investment adviser or sub-adviser.

Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial ownership is interpreted in this Code in the same manner as it would be in determining whether a person is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the determination of such ownership applies to all securities. You should generally consider yourself the “beneficial owner” of any securities in which you have a direct or indirect pecuniary interest.

Using the above definition as a broad guideline, the ultimate determination of beneficial ownership will be made in light of the facts of the particular case. Key factors are the degree of your ability to exercise discretion to invest in, sell or exercise voting rights of the security, and your ability to benefit from the proceeds of the security.

Family member includes adoptive relationships and means any of the following persons who reside in your household: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in–law, daughter-in law, brother-in-law or sister-in-law.

High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2), Section 4(a)(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

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Pecuniary interest in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security. As a general rule, you will be regarded as having a pecuniary interest in a security held in the name of your family members. For example, you will likely be deemed to have a pecuniary interest in securities (including the right to require the exercise or conversion of any derivative security such as an option or warrant, whether or not presently exercisable or convertible) held for:

▪	Your accounts or the accounts of family members;

▪	A partnership or limited liability company, if you are or a family member is a general partner or a managing member;

▪	A corporation or similar business entity, if you have or share, or a family member has or shares, investment control; or

▪	A trust, if you are or a family member is a beneficiary.

A SPIM Fund is any SPIM Private Fund or SPIM Registered Fund.

A SPIM Private Fund is any private investment fund, including a private investment fund that relies on the exclusion from the definition of “investment company” set forth in either Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, that is advised by SPIM.

A SPIM Registered Fund is any investment fund registered under the Investment Company Act.

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security, the entry into or termination of a swap agreement and the purchase, sale, transfer or redemption of an interest in a SPIM Fund.

Related Person includes children under age 21, whether or not living with an Access Person, the Access Person’s spouse, and family members or other individuals living with the Access Person or for whose support the Access Person is wholly or partially responsible.

Restricted List means the list maintained by the Chief Compliance Officer of securities issuers for which transactions in securities issued by or other financial products referencing such issuers require prior approval by the Chief Compliance Officer. Access Persons may access and review the Restricted List by request to the Chief Compliance Officer.

Security means the same as it does under Section 202(a)(18) of the Advisers Act, except that it does not include direct obligations of the U.S. government; bankers’ acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements; shares issued by affiliated or unaffiliated money market funds; or shares issued by open-end investment companies, other than affiliated funds.

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SP Investments Management, LLC

QUARTERLY PERSONAL SECURITIES TRANSACTIONS REPORT

Name of Reporting Person:
Quarter Ended:
Date Report Due:
Date Report Submitted:

Securities Transactions

If you had no securities transactions to report for the quarter, please check here. ☐

If all securities transactions for the quarter are set forth in the brokerage statement(s) previously provided, please check here. ☐

If any securities transactions for the quarter are not set forth on such statement(s) (or if the information in those reports is no longer correct or is incomplete), please complete the table below to the extent of such missing or incorrect information.

Date of Transaction	Name of Issuer and Title of Security	Ticker symbol/ CUSIP	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Price	Name of Broker, Dealer or Bank Effecting Transaction

Treat as securities transactions any transactions in derivatives (including options, swaps and futures) based on individual securities or narrow-based securities indices.

Securities Accounts If you opened a securities or derivatives (including options, swaps, and futures) account during the quarter, please complete the table below.

If you did not open any securities accounts during the quarter, please check here. ☐

Name of Broker, Dealer, Futures Commission Merchant or Bank	Date Account was Established	Name(s) on and Type of Account

I certify that I have included in this report (or in the brokerage statement(s) for this quarter that I have previously provided) all securities transactions and accounts required to be reported pursuant to the Code of Ethics. I further certify that to the best of my knowledge no securities transactions reported herein violate any provision of the Code of Ethics or any other applicable federal securities law or regulation.

Signature	Date

SP Investment Management, LLC

INITIAL HOLDINGS REPORT

Name of Reporting Person:

Date Person Became Subject to the Code’s Reporting Requirements:

Information in Report Dated As Of:	[Note: Date information is reported as of must be no more than 45 days before date person became subject to the Code’s reporting requirements.]

Date Report Due:

Date Report Submitted:

Securities Holdings If you have no securities holdings to report, please check here. ☐

If all securities holdings are set forth in the brokerage statement(s) attached to this report, please check here. ☐

If any holdings are not set forth on such brokerage statement(s) (or if the information in those statements is no longer correct or is incomplete), please complete the table below to the extent of such missing or incorrect information. ☐

Name of Issuer and Title and Type of Security	Ticker Symbol/ CUSIP	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)

Treat as securities holdings any positions in derivatives (including options, swaps and futures) based on individual securities or narrow-based securities indices.

Securities and Derivatives (including options, swaps and futures) Accounts If you have no securities accounts to report, please check here. ☐

Name of Broker, Dealer or Bank	Name(s) on and Type of Account

I certify that I have included in this report (or in the brokerage statement(s) attached to this report) all securities holdings and accounts required to be reported pursuant to the Code of Ethics. I further certify that to the best of my knowledge no securities holdings reported herein violate any provision of the Code of Ethics or any other applicable federal securities law or regulation.

Signature	Date

SP Investments Management, LLC

ANNUAL HOLDINGS REPORT

Name of Reporting Person:

Information in Report Dated As Of:	[Note: Information contained in this report must be current as of December 31 of the prior year.]

Date Report Due:

Date Report Submitted:

Calendar year Ended: December 31,

Securities Holdings If you have no securities holdings to report, please check here. ☐

If all securities holdings are set forth in the brokerage statement(s) attached to this report, please check here. ☐

If any holdings are not set forth on such brokerage statement(s) (or if the information in those statements is no longer correct or is incomplete), please complete the table below to the extent of such missing or incorrect information. ☐

Name of Issuer and Title and Type of Security	Ticker Symbol/ CUSIP	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)

Treat as securities holdings any positions in derivatives (including options, swaps and futures) based on individual securities or narrow-based securities indices.

Securities and Derivatives (including options, swaps and futures) Accounts If you have no securities accounts to report, please check here. ☐

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

I certify that I have included in this report (or in the brokerage statement(s) attached to this report) all securities holdings and accounts required to be reported pursuant to the Code of Ethics. I further certify that to the best of my knowledge no securities holdings reported herein violate any provision of the Code of Ethics or any other applicable federal securities law or regulation.

Signature	Date